Exhibit 99.CODE ETH
Robinhood Ventures Fund I

Financial Code of Ethics for Chief Executive and Financial Officers

Introduction

Section 406 of the Sarbanes-Oxley Act directed the SEC to adopt rules requiring companies to disclose whether or not, and if not, the reason therefore, they have adopted a code of ethics for senior financial officers. The SEC has adopted rules requiring registered investment companies to make such disclosures. These rules extend coverage to chief executive officers as well as senior financial officers and require disclosure of waivers or substantive changes in any code. This Code of Ethics (this “Code”) addresses these requirements and is different in nature and scope from the code of ethics adopted as required under Section 17(j) of the 1940 Act, and Rule 17j-1 thereunder, which focuses on personal trading activities.

Policy Statement

It is the policy of the Trust to conduct its affairs in accordance with all applicable laws and governmental rules and regulations. This Code has been adopted by the Trust and approved by the Board and applies to the persons serving as the Trust PEO, Trust PFO, and any persons performing similar functions (“Covered Officers”). Each Covered Officer is personally responsible for adhering to the standards and restrictions imposed by applicable laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters. This Code is designed to deter wrongdoing and promote:

a.honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
b.full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submit to, the SEC and in other public communications made by the Trust;
c.compliance with applicable governmental laws, rules and regulations;
d.prompt internal reporting to the appropriate person of violations of this Code; and
e.accountability for adherence to this Code.

This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide Covered Officers. In this regard, each Covered Officer must:

a.act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Trust’s policies;
b.observe both the form and spirit of laws and governmental rules and regulations, and accounting standards;
c.adhere to high standards of business ethics; and
d.place the interests of the Trust and its shareholders before the Covered Officer’s own personal interests.

All activities of Covered Officers should be guided by and adhere to these fiduciary standards. Covered Officers should not hesitate to use available resources whenever it is desirable to seek clarification. Covered Officers are encouraged to consult with the Trust CCO or other appropriate resources, when in doubt about the best course of action in a particular situation.

Conflicts of Interest

Covered Officers should act with honesty and integrity and should seek to avoid actual and apparent conflict of interests and should handle any conflicts of interest that do arise ethically. A “conflict of interest” occurs when an individual’s personal interests actually or potentially interfere with the interests of the Trust or its shareholders. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his or her duties as a Trust officer objectively and effectively. Service to the Trust should never be subordinated to either a direct or indirect personal gain or advantage.

Certain conflicts of interests arise out of the relationships between Covered Officers and the Trust that already are subject to conflict-of-interest provisions in the 1940 Act and the Advisers Act. For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust. The compliance programs and procedures of the Adviser are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Exhibit 99.CODE ETH
Actual or apparent conflicts may arise from, or as a result of, the contractual relationship between the Trust and the Adviser (or other service provider, e.g., the Administrator) of which the Covered Officers are also officers or employees. Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Trust. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Trust and the Adviser, and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Nonetheless, each Covered Officer, as an Officer of the Trust, has a duty to act in the best interests of the Trust.

If a Covered Officer believes that his or her responsibilities as an officer or employee of the Adviser (or other service provider) are likely to materially compromise his or her objectivity or ability to perform the duties of his or her role as an officer of the Trust, he or she should consult with the Trust CCO and/or the Trust’s legal counsel. A Covered Officer should also consider whether to present the matter to the Board or an appropriate committee thereof.

In addition, each Covered Officer must:

a.avoid conflicts of interest wherever possible;
b.not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;
c.not engage in personal, business or professional relationships or dealings which would impair his or her independence of judgment or adversely affect the performance of his or her duties in the best interests of the Trust and its shareholders; and
d.not cause the Trust to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of the Trust.

Conflicts of interest may not always be evident and Covered Officers should consult with the Trust CCO and/or Trust’s legal counsel if they are uncertain about any situation. Examples of possible conflicts of interest include:

a.Personal Business Transactions. A Covered Officer may not cause the Trust to engage in any business transaction with his or her immediate family members or utilize the Covered Officer’s relationship with the Trust to cause any third party to engage in any business transaction with his or her immediate family members. This provision is not intended, however, to restrict Covered Officers and their immediate family members from purchasing or redeeming shares of the Trust as long as such purchases or redemptions are made in accordance with the procedures, limitations and restrictions set forth in the Trust’s registration statement. For the purposes of this Code, the term “immediate family” means a Covered Officer’s spouse, sibling, child, parent, brother- or sister-in-law, or a spouse, sibling, child or parent of any of the foregoing.

a.Outside Employment or Activities. A Covered Officer may not engage in any outside employment or activity that interferes with his or her duties and responsibilities with respect to the Trust or is otherwise in conflict with or prejudicial to the Trust. A Covered Officer must disclose to the Trust CCO any outside employment or activity that may constitute, or appear to constitute, a conflict of interest and obtain the requisite approval before engaging in such employment or activity. Any such employment or activity is permissible only if it would not be inconsistent with the best interests of the Trust.

a.Gifts. A Covered Officer may not accept any gift, entertainment, favor, or loan from any person or entity that does, or seeks to do, business with the Trust, which goes beyond the courtesies generally associated with accepted business practice. Non-cash gifts of a de minimis nature are within accepted business practices and must be reported to the Trust CCO. Cash gifts of any amount are strictly prohibited. Entertainment (in the form of meals, tickets to events or otherwise) for $200 or less per person must be reasonable in cost, for a legitimate Business Purpose, appropriate as to time and place, and not so frequent as to raise any question of impropriety. Entertainment in the amount of $201-$350 per person must be reported to the CCO and entertainment in the amount of $350 or higher requires pre-approval from the Trust CCO.

a.Corporate Opportunities. A Covered Officer may not exploit, for his or her own personal gain or the personal gain of immediate family members, opportunities that are discovered using Trust property, information, or the Covered Officer’s position.

a.Other Situations. Because other conflicts of interest may arise, it is not practical to list in this Code all possible situations that could result in a conflict of interest. If a proposed transaction, interest, personal activity, or investment raises any questions, concerns or doubts, a Covered Officer should consult with the

Exhibit 99.CODE ETH
Trust CCO and/or Trust’s legal counsel before engaging in the transaction, making the investment or pursuing the interest or activity.

Accuracy of Reports, Records and Accounts

All Covered Officers are responsible for the accuracy of the records and reports that they are responsible for maintaining to enable the Trust to provide full, fair and accurate financial information and other disclosure to regulators and Trust shareholders. Accurate information is essential to the Trust’s ability to meet legal and regulatory obligations. The books and records of the Trust shall accurately reflect the true nature of the transactions they record in accordance with applicable law, generally accepted accounting principles (“GAAP”) and Trust policies. The Covered Officers must not create false or misleading documents or accounting, financial or electronic records for any purpose, and must not direct any other person to do so. If a Covered Officer becomes aware that information filed with the SEC, or state regulatory authority, or made available to the public contains any false or misleading information or omits to disclose necessary information, he or she shall promptly report it to the Trust CCO or the Trust’s legal counsel for a determination as to what, if any, corrective action is necessary or appropriate.

No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Trust’s books or records for any reason. No disbursement of Trust assets shall be made without adequate supporting documentation or for any purpose other than as described in the Trust’s documents or contracts.

Trust’s Disclosure Controls and Procedures

Each Covered Officer is required to be familiar, and comply with the Trust’s disclosure controls and procedures. In addition, each Covered Officer having direct or supervisory authority regarding SEC filings or the Trust’s other public communications should, to the extent appropriate within his or her area of responsibility, consult with other Trust officers and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each Covered Officer must:

a.familiarize himself or herself with the disclosure requirements applicable to the Trust as well as the business and financial operations of the Trust;
b.ensure that reasonable steps are taken within his or her areas of responsibility to promote full, fair, accurate, timely and understandable disclosure in all regulatory filings, as well as when communicating with the Trust’s shareholders or the general public, in accordance with applicable law;
c.consistent with his or her responsibilities, exercise appropriate supervision over, and assist relevant Trust service providers in developing, financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner; and
d.not knowingly misrepresent, conceal or omit required disclosures of, or cause others to do the same, facts about the Trust’s, whether to persons within or outside the Trust, including to the Board, outside counsel, independent auditors, self-regulatory organizations, and governmental regulators.

Confidential Information

Covered Officers who have access to confidential information are not permitted to use or share that information for their personal benefit or for any other purpose except the conduct of the Trust’s business. Covered Officers should maintain the confidentiality of information entrusted to them by the Trust or its shareholders, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors, or harmful to the Trust or its shareholders if disclosed.

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly by the Trust. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and Trust CCO.

Compliance, Reporting and Recordkeeping

a.Compliance. The Trust CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Trust CCO is authorized to consult, as appropriate, with counsel to the Independent Trustees, and is encouraged to do so. However, any approvals or waivers (discussed below) will be considered by Independent Trustees.

Exhibit 99.CODE ETH
The Trust will follow these procedures in investigating and enforcing this Code:
1.the Trust CCO will take all appropriate action to investigate any reported potential violations;
2.if, after such investigation, the Trust CCO believes that no violation has occurred, the Trust CCO is not required to take any further action;
3.any matter that the Trust CCO believes is a violation will be reported to the Independent Trustees;
4.if the Independent Trustees concur that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel Adviser or Board; or a recommendation to dismiss the Covered Officer; and
5.any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.
a.Reporting. Each Covered Officer shall:
i.upon receipt of the Code or upon becoming a Covered Officer, sign and submit an Initial Acknowledgement (form attached) confirming that he or she has received, read and understands the Code;
ii.annually, sign and submit an Annual Acknowledgement (form attached)
confirming that he or she has complied with the requirements of the Code;
i.not retaliate against any Covered Officer or other person for making reports of violations in good faith; and
ii.notify the Trust CCO of any actual or potential violation of this Code, whether the violation or potential violation was committed by the Covered Officer personally or by another Covered Officer. Failure to do so is itself a violation of this Code. The Trust will not retaliate against any Covered Officer for making reports of violations in good faith but will not be precluded from taking appropriate disciplinary action for the violations themselves.
b.Recordkeeping. The Trust will maintain and preserve for a period of not less than six (6) years from the date such action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Trust CCO and/or the Board: (i) that provided the basis for any amendment or waiver to this Code, and (ii) relating to any violation of this Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Trust CCO and/or the Board.

Waivers of Provisions of the Code

A waiver of any provision of the Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. A “waiver” is defined as the approval by the Trust of a material departure from any provision of the Code.

The process of requesting a waiver shall consist of the following steps:

a.The Covered Officer shall set forth a request for waiver in writing. The request shall describe the conduct, activity or transaction for which the Covered Officer seeks a waiver and shall briefly explain the reason for engaging in the conduct, activity or transaction.
b.The determination with respect to the waiver shall be made in a timely fashion by the Trust CCO in consultation with the Trust’s legal counsel and submitted to the Independent Trustees for review and approval at the next regularly scheduled Board meeting.
c.The decision with respect to the waiver requested shall be documented and kept in the Trust’s records for the appropriate period mandated by applicable law or regulation.

To the extent required by applicable law, waivers (including “implicit waivers”) shall be publicly disclosed on a timely basis. An “implicit waiver” is defined as the Trust’s failure to act within a reasonable period of time regarding a material departure from a provision of this Code that has been made known to an “executive officer” of the Trust. For this purpose, an “executive officer” is the Trust’s President or Trust PEO, Vice President (who oversees a principal policymaking function), or any other person who performs similar policymaking functions for the Trust. If a material departure from a provision of this Code is known only by the Covered Officer that has caused the material departure from this Code, the material departure from this Code will not be considered to have been made known to an executive officer of the Trust for purposes of deciding whether there has been an implicit waiver.

Exhibit 99.CODE ETH
Disclosure

The Trust must disclose this Code, any substantive amendments and any waivers or implicit waivers in accordance with Item 2 of Form N-CSR including: (i) filing with the SEC a copy of this Code, any such amendments in the Trust’s annual report on Form N-CSR; or (ii) posting the text of this Code, on the Trust’s Internet website and disclosing in each report on Form N-CSR, its Internet address and the fact that it has posted the Code on the website; or (iii) undertaking in each report on Form N-CSR to provide to any person, without charge, upon request, a copy of this Code, explain the manner in which such request may be made. The Trust must briefly describe any amendment or waivers, including implicit waivers in the Form N-CSR covering the period in which such event occurred.

Amendments to the Code

Any amendments to this Code must be approved or ratified by a majority vote of the Board. The Covered Officers and the Trust CCO are encouraged to recommend improvements to this Code for the consideration and approval of the Board.

Summary of Deliverables Prescribed by these Procedures

Item	Responsible Party	Frequency
Provide copy of the Code and Initial Acknowledgement to Covered Officers	Trust CCO	Initially upon individual becoming a Covered Officer
Provide copy of the Code and Annual Acknowledgement to Covered Officers	Trust CCO	Annually
Review of the Code and Acknowledgments	Board	Annually
Review of any sanctions imposed for Code violations	Independent Trustees & Board	As required

Adopted: May 21, 2026